Exhibit 99.1

News from Arch Coal, Inc.

For Further Information:

Deck S. Slone

Vice President, Government, Investor and Public Affairs

314/994-2717

FOR IMMEDIATE RELEASE

Arch Coal Revises Earnings Guidance for Full Year 2011,

Announces Date of Third Quarter Earnings Conference Call

ST. LOUIS (September 30, 2011) – Arch Coal, Inc. (NYSE:ACI) today announced that it expects its adjusted earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA(1)”) to be in the $900 million to $1.0 billion range for full year 2011, representing the highest level in company history but below the previous range given on July 29, 2011. The company also expects its 2011 adjusted earnings per diluted share (“EPS(1)”) to be in the range of $1.00 per share to $1.40 per share, subject to the final determination of purchase price accounting for the acquisition of International Coal Group.

The reduction in earnings guidance resulted largely from lost metallurgical coal production at the Mountain Laurel complex. During the third quarter, Mountain Laurel encountered unfavorable geologic conditions and its longwall was idled for nearly 45 days following a roof fall in August. The longwall restarted in late September, and is currently operating in the final panel of the Alma coal seam before it transitions to the Cedar Grove seam.

Arch plans to provide additional details on its operating performance and outlook in its third quarter 2011 earnings release, which is scheduled before market on Friday, Oct. 28, and subsequent conference call, which will be broadcast live over the Internet at 11:00 am E.D.T.

U.S.-based Arch Coal is a top five global coal producer and marketer, with 179 million tons of coal sold pro forma in 2010. Arch is the most diversified American coal company, with mining complexes across every major U.S. coal supply basin. Its core business is supplying cleaner-burning, low-sulfur thermal and metallurgical coal to power generators and steel manufacturers on four continents.

# # #

(1) Non-GAAP reconciliations are provided at the end of the release.

Forward-Looking Statements: This press release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income as reported under GAAP.

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization and the amortization of acquired sales contracts.  Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. In addition, acquisition related expenses are excluded to make results more comparable between periods.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Targeted Results
	Year Ended December 31, 2011
	Low	High
	(Unaudited)
Net income	140,000	224,000
Income tax expense	12,000	27,000
Interest expense, net	224,000	222,000
Depreciation, depletion and amortization	449,000	465,000
Amortization of acquired sales contracts, net	(27,000)	(43,000)
Acquisition and transition costs	50,552	53,552
Bridge financing costs related to ICG	49,490	49,490
Net loss resulting from early retirement of ICG debt	1,958	1,958

Adjusted EBITDA	$900,000	$1,000,000

Adjusted net income and adjusted diluted earnings per common share

Adjusted net income and adjusted diluted earnings per common share are adjusted for the after-tax impact of acquisition related costs and are not measures of financial performance in accordance with generally accepted accounting principles.  We believe that adjusted net income and adjusted diluted earnings per common share better reflect the trend of our future results by excluding items relating to significant transactions. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.  Therefore, adjusted net income and adjusted diluted earnings per share should not be considered in isolation, nor as an alternative to net income or diluted earnings per common share under generally accepted accounting principles.

	Targeted Results
	Year Ended December 31, 2011
	Low	High
	(Unaudited)
Net income attributable to Arch Coal	$140,000	$224,000

Amortization of acquired sales contracts, net	(27,000)	(43,000)
Acquisition and transition costs	50,552	53,552
Bridge financing costs related to ICG	49,490	49,490
Net loss resulting from early retirement of ICG debt	1,958	1,958
Tax impact of adjustments	(23,794)	(18,984)

Adjusted net income attributable to Arch Coal	$191,206	$267,016
Diluted weighted average shares outstanding	191,092	191,092

Diluted earnings per share	$0.73	$1.17

Amortization of acquired sales contracts, net	(0.14)	(0.23)
Acquisition and transition costs	0.26	0.28
Bridge financing costs related to ICG	0.26	0.26
Net loss resulting from early debt extinguishment	0.01	0.01
Tax impact of adjustments	(0.12)	(0.09)

Adjusted diluted earnings per share	$1.00	$1.40